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                                                                   EXHIBIT 4.13

             CERTIFICATE OF VOTING POWERS, DESIGNATIONS, PREFERENCES
             AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL
                   RIGHTS AND QUALIFICATIONS, LIMITATIONS AND
                    RESTRICTIONS THEREOF OF THE 10% SERIES A
                   EXCHANGEABLE PARTICIPATING PREFERRED STOCK
                                       OF
                               CSC HOLDINGS, INC.

                                   ----------

                         PURSUANT TO SECTION 151 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

                                   ----------

          I, Hank J. Ratner, a Vice-Chairman of CSC Holdings, Inc. (the "CORPORATION"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, DO HEREBY CERTIFY:

          That, pursuant to authority conferred upon the Board of Directors of the corporation (the "BOARD OF DIRECTORS") by the Certificate of Incorporation of the corporation (the "CERTIFICATE OF INCORPORATION"), said Board of Directors, by unanimous written consent dated January 27, 2003, adopted a resolution providing for the issuance of Seventy-Five Thousand (75,000) authorized shares of 10% Series A Exchangeable Participating Preferred Stock (the "SERIES A PREFERRED STOCK"), which resolution is as follows:

          WHEREAS, the Board of Directors is authorized, within the limitations and restrictions stated in the Certificate of Incorporation to fix by resolution or resolutions the designation of each series of preferred stock and the powers, designations, preferences and relative participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of Delaware; and

          WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series.

          NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized such series of preferred stock on the terms and with the provisions herein set forth:

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I.   CERTAIN DEFINITIONS

          As used herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

          "BOARD OF DIRECTORS" means the Board of Directors of the corporation.

          "BUSINESS DAY" means a day other than a Saturday, Sunday, national or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

          "CABLEVISION" means Cablevision Systems Corporation, a Delaware corporation.

          "CABLEVISION COMMON STOCK" means, collectively, the Class A Common Stock, the Class B Common Stock and any other class of common stock hereafter authorized by Cablevision from time to time.

          "CAPITAL STOCK" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock.

          "CLASS A COMMON STOCK" means the Cablevision NY Group Class A common stock, par value $0.01 per share, of Cablevision.

          "CLASS B COMMON STOCK" means the Cablevision NY Group Class B common stock, par value $0.01 per share, of Cablevision.

          "CLOSING PRICE" of any security on any date of determination means the closing sale price (or, if no closing sale price is reported, the last reported sale price) of such security as reported in the composite transactions for the principal United States securities exchange on which such security is traded, or if such security is not so listed on a United States securities exchange, as reported by the Nasdaq National Market, or if such security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or if such bid price is not available, the market value of such security on such date as determined by a nationally recognized independent investment banking firm retained by the corporation for this purpose.

          "CONSTITUENT ENTITY" means a Person with which Cablevision consolidated or into which Cablevision merged or which merged into Cablevision or to which such sale, transfer, lease or conveyance was made, as the case may be.

          "CORPORATION" means CSC Holdings, Inc., a Delaware corporation.

          "CURRENT MARKET PRICE" of any security means, as of any date, the average of the Closing Prices for such security for the 20 Trading Days immediately prior to, but not including, the second Trading Day preceding such date.

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          "DIVIDEND PAYMENT DATE" means each January 1, April 1, July 1 and
     October 1 of each year on which dividends shall be paid or are payable and any other date on which dividends in arrears may be paid.

          "DIVIDEND PERIOD" means the Initial Dividend Period and, thereafter, each Quarterly Dividend Period.

          "DIVIDEND RECORD DATE" means, with (i) respect to the dividend payable on each January 1, April 1, July 1 and October 1, the close of business on the December 15, March 15, June 15 and September 15, respectively, immediately preceding such Dividend Payment Date and (ii) with respect to a dividend payable on any other date, the close of business on the date designated as the Dividend Record Date by the Board of Directors; PROVIDED, however, that such record date may not be more than 60 days or less than ten days prior to such Dividend Payment Date.

          "EXCHANGE DATE" has the meaning specified in Section VI(A)(iii) hereof.

          "EXCHANGE PRICE" means initially $13.98, as such amount may be successively adjusted in accordance with Section VI(B) and VI(C) hereof.

          "EXCHANGE RATE" means the Liquidation Preference on the Exchange Date divided by the Exchange Price in effect on the Exchange Date.

          "FAIR MARKET VALUE" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy as determined by the Board of Directors or, if applicable, the board of directors of a constituent entity or resulting entity (whose determination shall be conclusive).

          "HOLDER" means a registered holder of shares of the Series A Preferred Stock.

          "INITIAL DIVIDEND PERIOD" means the dividend period commencing on and including the Original Issue Date and ending on and including March 31, 2003.

          "JUNIOR SECURITIES" has the meaning specified in Section III(A)(i) hereof.

          "LIQUIDATION PREFERENCE" means the Original Liquidation Preference, plus an amount equal to all accreted dividends from and after the Dividend Payment Date therefor.

          "ORIGINAL ISSUE DATE" means the date on which shares of the Series A Preferred Stock were first issued by the corporation.

          "ORIGINAL LIQUIDATION PREFERENCE" has the meaning specified in Section II hereof.

          "PARITY SECURITIES" has the meaning specified in Section III(A)(ii) hereof.

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          "PERSON" means any individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

          "QUARTERLY DIVIDEND PERIOD" means the quarterly period commencing on, and including, a Dividend Payment Date and ending on, and including, the day immediately preceding the next subsequent Dividend Payment Date.

          "REORGANIZATION EVENT" has the meaning specified in Section VI(C)(i) hereof.

          "RESULTING ENTITY" means the Person, if other than Cablevision, formed by a consolidation or merger involving Cablevision or to which a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of Cablevision's assets shall have been made.

          "SENIOR SECURITIES" has the meaning specified in Section III(A)(iii) hereof.

          "SERIES A PREFERRED STOCK" means the 10% Series A Exchangeable Participating Preferred Stock, par value $.01 per share, of the corporation.

          "TRADING DAY" means a day on which a security the Closing Price of which is being determined (A) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (B) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security.

          Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Certificate of Incorporation.

II.  DESIGNATION

          The series of preferred stock authorized hereunder shall be designated as the "10% Series A Exchangeable Participating Preferred Stock". The number of shares constituting such series shall be 75,000. The par value of the Series A Preferred Stock shall be $.01 per share of Series A Preferred Stock, and the Original Liquidation Preference of the Series A Preferred Stock shall be $1,000 per share.

III.  RANKING

          (A) The Series A Preferred Stock shall rank, with respect to dividends and distributions upon the liquidation, dissolution or winding-up of the corporation:

          (i) senior to all classes or series of Common Stock and any Capital Stock of the corporation hereafter created by the Board of Directors, the terms of which do not expressly provide that it ranks senior to or on a parity with the Series A Preferred Stock as to dividends and distributions upon liquidation, dissolution or winding-up of the corporation (collectively referred to as "JUNIOR SECURITIES");

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          (ii)   on a parity with any Capital Stock of the corporation hereafter created by the Board of Directors, the terms of which expressly provide that it ranks on a parity with the Series A Preferred Stock as to dividends and distributions upon the liquidation, dissolution or winding-up of the corporation (collectively referred to as "PARITY SECURITIES"); and

          (iii) junior to any Capital Stock of the corporation hereafter created by the Board of Directors, the terms of which expressly provide that it ranks senior to the Series A Preferred Stock as to dividends and distributions upon the liquidation, dissolution or winding-up of the corporation ("SENIOR SECURITIES").

IV.  DIVIDENDS

          (A) On each Dividend Payment Date, Holders shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, with respect to each Dividend Period, the greater of (i) cumulative dividends on each outstanding share of Series A Preferred Stock, a rate per annum equal to 10% of the Liquidation Preference per share of the Series A Preferred Stock prior to giving effect to such payment, payable solely by accretion to the Liquidation Preference, and
(ii) the pro rata amount of cash dividends declared or paid by the board of directors of Cablevision to the holders of Class A Common Stock, computed on an as exchanged basis at the then-applicable Exchange Rate, payable in cash. All dividends shall be payable in arrears for each Dividend Period on each Dividend Payment Date, commencing on April 1, 2003.

          (B) Each dividend paid on the Series A Preferred Stock shall be payable to Holders of record as their names shall appear in the stock ledger of the corporation on the Dividend Record Date for such dividend, except that dividends in arrears for any past Dividend Payment Date may be declared and paid at any time without reference to such regular Dividend Payment Date to Holders of record on a later dividend record date determined by the Board of Directors.

          (C) Dividends shall cease to accumulate in respect of each share of Series A Preferred Stock on the day prior to the Exchange Date.

          (D) All dividends paid with respect to shares of the Series A Preferred Stock shall be paid PRO RATA to the Holders entitled thereto based upon the number of shares of Series A Preferred Stock held by each such Holder on the relevant Dividend Record Date.

          (E) No full dividends shall be declared by the Board of Directors or paid or funds set apart for payment by the corporation on the Series A Preferred Stock or any Parity Securities for any period unless full cumulative dividends have been or contemporaneously are declared and paid, or declared and a sum set apart sufficient for such payment, on the Series A Preferred Stock and any Parity Securities for all Dividend Periods terminating on or prior to the date of payment of such full dividends on the Series A Preferred Stock or such Parity Securities. If funds available for payment of dividends are not sufficient to pay dividends in full upon the shares of the Series A Preferred Stock and any Parity Securities, all dividends declared upon shares of the Series A Preferred Stock and any other Parity Securities shall be declared PRO RATA

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so that the amount of dividends declared per share on the Series A Preferred
Stock and such Parity Securities shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the Series A Preferred Stock and such Parity Securities bear to each other. Except as contemplated herein, no interest or additional dividends, or sum of money in lieu of interest or additional dividends, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock or any Parity Securities that may be in arrears.

          (F) So long as any shares of the Series A Preferred Stock are outstanding, the corporation shall not declare, pay or set apart for payment any dividend on any Junior Securities (except dividends on Junior Securities payable in additional shares of Junior Securities), or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, and shall not permit any corporation or other Person directly or indirectly controlled by the corporation to purchase or redeem any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, unless prior to or concurrently with such declaration, payment, setting apart for payment, purchase, redemption or distribution, as the case may be, all accumulated and unpaid dividends on shares of the Series A Preferred Stock not paid on the dates provided for in Section IV(A) hereof shall have been or are concurrently being paid, except with respect to dividends or distributions payable in kind in additional shares of, or warrants, rights, calls or options exercisable for or convertible into additional shares of, Junior Securities.

          (G) Dividends payable on shares of the Series A Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable. If any Dividend Payment Date occurs on a day that is not a Business Day, any accumulated and unpaid dividends otherwise payable on such Dividend Payment Date shall be payable on the next succeeding Business Day.

V.   PAYMENT ON LIQUIDATION

          (A) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the corporation, each Holder will be entitled to receive out of the assets of the corporation available for distribution to the holders of its Capital Stock, whether such assets are capital, surplus or earnings, an amount in cash equal to the greater of (i) the Liquidation Preference plus accumulated and unpaid dividends thereon from the preceding Dividend Payment Date to the date fixed for liquidation and (ii) the amount that such Holder would have received if such Holder had exchanged the Series A Preferred Stock pursuant to
Article VI hereof immediately prior to such liquidation, dissolution or winding-up, in each case, before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. Except as set forth in the preceding sentence, Holders shall not be entitled to any distribution in the event of voluntary or involuntary liquidation, dissolution or winding-up of the corporation. If upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the corporation, the assets of the corporation are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding shares of the Series A Preferred Stock and all Parity Securities, then the holders of all such shares shall share equally and ratably in any distribution of assets in

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proportion to the full liquidation preferences, determined as of the date of such voluntary or involuntary liquidation, dissolution or winding-up, to which they are entitled.

          (B) For the purposes of this Section V, none of (i) the sale, lease, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the corporation, (ii) the consolidation or merger of the corporation with or into one or more Persons, nor (iii) the consolidation or merger of one or more Persons with or into the corporation shall be deemed to be a liquidation, dissolution or winding-up of the corporation.

VI.  EXCHANGE.

          (A)    EXCHANGE.

          (i) Each share of Series A Preferred Stock shall be exchangeable, at the option of the Holder thereof, at any time, with Cablevision for the number of shares of Class A Common Stock equal to the then-applicable Exchange Rate.

          (ii) In order to exercise a Holder's right to exchange any shares of Series A Preferred Stock, the Holder shall give written notice to Cablevision and the corporation that the Holder elects to exchange such shares and shall surrender the certificate(s) representing such shares, accompanied by transfer instrument(s) satisfactory to Cablevision and the corporation and sufficient to transfer the shares of Series A Preferred Stock being exchanged, to the corporation free of any adverse interest, at any of the principal executive offices of the corporation. Such notice shall also state the name(s), together with address(es), in which the certificate(s) for shares of Class A Common Stock shall be issued and in which the certificates representing the balance of any remaining shares of Series A Preferred Stock will be issued in any case in which fewer than all of the shares of Series A Preferred Stock represented by a certificate are exchanged. As promptly as practicable after the surrender of such shares of Series A Preferred Stock as aforesaid, Cablevision shall issue and deliver to such Holder, or on such Holder's written order, certificate(s) representing the number of full shares of Class A Common Stock issuable upon the exchange of such shares in accordance with the provisions hereof, certificate(s) representing any remaining shares of Series A Preferred Stock in any case in which fewer than all of the Series A Preferred Stock represented by a certificate are exchanged and any fractional interest in respect of a share of Class A Common Stock arising upon such exchange shall be settled as provided for in Section VI(E) hereof.

          (iii) Each exchange shall be deemed to have been effected immediately prior to the close of business on the date on which shares of Series A Preferred Stock shall have been surrendered and notice received by Cablevision and the corporation as aforesaid (such time being referred to as an "EXCHANGE DATE"), and the Person(s) in whose name(s) any certificate(s) for shares of Class A Common Stock shall be issuable upon such exchange shall be deemed to have become the holder(s) of record of the Class A Common Stock represented thereby at such time, unless the stock transfer books of Cablevision shall be closed on the date on which shares of Series A Preferred Stock are so surrendered for exchange, in which event such exchange shall be deemed to have been

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     effected immediately prior to the close of business on the next succeeding day on which such stock transfer books are open, and such Person(s) shall be deemed to have become such holder(s) of record of the Class A Common Stock at the close of business on such later day. In either circumstance, such exchange shall be at the Exchange Rate in effect on the Exchange Date.

          (iv) In the event that a share of Series A Preferred Stock is exchanged for Class A Common Stock after the close of business on a Dividend Record Date and prior to the opening of business on the Dividend Payment Date related thereto, no dividend shall be payable on such share of Series A Preferred Stock on such Dividend Payment Date.

          (v) No payment or adjustment shall be made upon any exchange on account of any dividends accumulated since the immediately prior Dividend Payment Date on shares of Series A Preferred Stock surrendered for exchange or on account of any dividends on the Class A Common Stock issued upon exchange.

          (B)    ADJUSTMENTS TO THE EXCHANGE PRICE.

          (i) The Exchange Price shall be subject to adjustment from time to time as provided below:

                 (1) If Cablevision shall pay or make a dividend or other distribution with respect to its Class A Common Stock in shares of Class A Common Stock, the Exchange Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall each be decreased by multiplying such Exchange Price by a fraction the numerator of which shall be the number of shares of Class A Common Stock outstanding at the close of business on the date fixed for such determination, and the denominator of which shall be the sum of the number of shares of Class A Common Stock outstanding at the close of business on the date fixed for such determination plus the total number of shares of Class A Common Stock constituting such dividend or other distribution, such decrease to become effective immediately after the opening of business on the day following the date fixed for such determination.

                 (2) If Cablevision shall, after the date hereof, subdivide or split the outstanding shares of Class A Common Stock into a greater number of shares of Class A Common Stock, the Exchange Price in effect at the opening of business on the day following the day upon which such subdivision or split becomes effective shall each be proportionately decreased, such decrease to become effective immediately after the opening of business on the day following the day upon which such subdivision or split becomes effective.

                 (3) If Cablevision shall, after the date hereof, decrease the number of shares of Class A Common Stock outstanding by a combination of the outstanding shares of Class A Common Stock, the Exchange Price in effect at the

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          opening of business on the day following the day upon which such combination becomes effective shall each be proportionately increased, such increase to become effective immediately after the opening of business on the day following the day upon which such combination becomes effective.

                 (4) The reclassification or change of Class A Common Stock into shares of another class or series of Capital Stock of Cablevision (other than any reclassification upon a consolidation or merger to which Section VI(C) below applies) shall be deemed to involve for the purposes of adjusting the Exchange Price (i) a distribution of such securities other than Class A Common Stock to all holders of Class A Common Stock to which clause (5) below applies (and the effective date of such reclassification shall be deemed to be "the record date for such dividend or distribution" within the meaning of clause (5) below), and (ii) a subdivision, split or combination, as the case may be, of the number of shares of Class A Common Stock outstanding immediately prior to such reclassification into the number of shares of Class A Common Stock outstanding immediately thereafter to which clauses (2) or (3) above applies, as applicable and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision or split becomes effective" or "the day upon which such combination becomes effective", as applicable, within the meanings of clauses (2) and (3) above).

                 (5) If Cablevision shall pay a dividend or make a distribution to all holders of its Class A Common Stock consisting of evidences of its indebtedness, securities or other assets or issue to all holders of Class A Common Stock rights or warrants to subscribe for or purchase any Capital Stock of Cablevision, the Exchange Price shall each be adjusted by multiplying the Exchange Price in effect on the record date for such dividend or distribution or for the determination of stockholders entitled to receive such rights or warrants, as the case may be, by a fraction the numerator of which shall be such Current Market Price per share of Class A Common Stock on such record date (or, if earlier, on the date on which the Class A Common Stock goes "ex-dividend" with respect to such distribution) less the Fair Market Value as of such record date of the portion of the evidences of indebtedness, securities or assets so distributed, or of such subscription rights or warrants, applicable to one share of Class A Common Stock and the denominator of which shall be the Current Market Price per share of the Class A Common Stock on such record date. Such adjustment shall become effective immediately after the opening of business on the day following the record date for such dividend or distribution or for the determination of stockholders entitled to receive such rights or warrants, as the case may be. This clause (5) shall not apply to a dividend or distribution referred to in clause (1) above or any cash dividends.

          (ii) Any shares of Class A Common Stock issuable in payment of a dividend or other distribution shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend or other distribution for purposes of

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     calculating the number of outstanding shares of Class A Common Stock under this Section VI(B).

          (iii) Anything in this Section VI notwithstanding, the corporation shall be entitled to make such downward adjustments in the Exchange Price, in addition to those required by this Section VI, as the corporation in its sole discretion shall determine to be advisable in order that any event treated for federal income tax purposes as a dividend or stock split will not be taxable to the holders of Cablevision Common Stock.

          (iv) In any case in which this Section VI(B) shall require that an adjustment as a result of any event becoming effective immediately after the opening of business on the day following a record date and the Exchange Date occurs after such record date, but before the occurrence of such event, Cablevision or the corporation may in its sole discretion elect to defer the following until after the final determination of such adjustment:
     (1) issuing to the Holder of any shares of Series A Preferred Stock surrendered for exchange the additional shares of Class A Common Stock issuable upon such exchange over the shares of Class A Common Stock issuable before giving effect to such adjustment; and (2) paying to such Holder any amount in cash in lieu of a fractional share of Class A Common Stock pursuant to Section VI(E).

          (v) All adjustments to the Exchange Price shall be calculated to the nearest 1/100th of a cent (or, if there is no nearest 1/100th of a cent, the next higher 1/100th of a cent). All adjustments to the Exchange Price shall be made successively. The corporation shall not be required to give effect to any adjustment in the Exchange Price unless and until the net effect of one or more adjustments, each of which shall be carried forward until counted toward adjustment, will have resulted in a change of the Exchange Price by at least 1%, and when the cumulative effect of more than one adjustment so determined will be to change the Exchange Price by at least 1%, such change in the Exchange Price shall be given effect.

          (C)    ADJUSTMENT FOR CERTAIN CONSOLIDATIONS OR MERGERS.

          (i) The following transactions shall be "REORGANIZATION EVENTS" hereunder:

                 (1) any consolidation or merger of Cablevision or a resulting entity with or into another Person (other than a merger or consolidation in which Cablevision is the continuing company and in which shares of Class A Common Stock outstanding immediately prior to the merger or consolidation are not exchanged for securities, cash or other property of Cablevision or any successor to Cablevision), or

                 (2) any sale, transfer, lease or conveyance to another Person of all or substantially all of the assets of Cablevision or any resulting entity.

     In the event a Reorganization Event occurs, each share of Series A Preferred Stock shall, after consummation of such Reorganization Event be exchangeable in the event of an exchange at the option of the Holder for the kind and amount of securities, cash or other property or combination thereof receivable upon consummation of such Reorganization

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     Event by a Holder of the number of shares of Class A Common Stock for which such share of Series A Preferred Stock might have been exchanged immediately prior to the date of consummation of such Reorganization Event. The kind and amount of securities for which the shares of the Series A Preferred Stock shall be exchangeable after consummation of a Reorganization Event shall be subject to adjustment as described in Section VI(B) following the date of consummation of such transaction.

          (ii) If necessary, appropriate adjustment shall be made herein in the application of the provisions set forth in this Section VI(C) with respect to the rights and interests thereafter of the Holders, to the end that the provisions set forth herein shall thereafter correspondingly be made applicable, as nearly as may reasonably be made, in relation to any shares of stock or other securities or property thereafter deliverable on the exchange of the Series A Preferred Stock.

          (D) NOTICE OF ADJUSTMENTS. Whenever the Exchange Price is adjusted as provided in Section VI(B), the corporation shall within ten (10) Business Days following the final determination of the adjustment to the Exchange Price (or, if the corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the adjusted Exchange Price and the method by which the adjustment to the Exchange Price was determined.

          (E) NO FRACTIONAL SHARES. No fractional shares of Class A Common Stock shall be issued upon the exchange of any shares of the Series A Preferred Stock. In lieu of any fraction of a share of Class A Common Stock which would otherwise be issuable in respect of the aggregate number of shares of the Series A Preferred Stock surrendered by the same Holder upon exchange, such Holder shall have the right to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the Current Market Price. If more than one share of Series A Preferred Stock shall be surrendered for exchange at one time by or for the same Holder, the number of full shares of Class A Common Stock issuable upon exchange thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.

          (F) OTHER ACTION. If Cablevision shall take any action affecting the Class A Common Stock, other than an action described in this Section VI, that in the opinion of the Board of Directors would materially adversely affect the exchange rights of the Holders, the Exchange Price may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine to be equitable in the circumstances.

          (G) TAXES. The corporation shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Class A Common Stock or other securities or property on exchange of the Series A Preferred Stock pursuant hereto; PROVIDED, HOWEVER, that the corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Class A Common Stock or other securities or property in a name other than that of the Holder of the Series A Preferred Stock to be exchanged and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the corporation the amount of any

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                                       12

such tax or established, to the reasonable satisfaction of the corporation, that such tax has been paid.

VII. VOTING RIGHTS

          (A) In addition to the voting rights set forth in paragraph (B) below and any voting rights to which Holders are entitled under Delaware law, at every meeting of stockholders of the corporation, each Holder shall be entitled to vote upon or consent to any matter in which holders of Common Stock are permitted to vote upon or consent to, together as a class with the holders of Common Stock, with each Holder being entitled to cast 1/10 of one (1) vote in person or by proxy for each share of Series A Preferred Stock standing in such Holder's name on the transfer books of the corporation. Except (i) as otherwise required under Delaware law, (ii) pursuant to the Certificate of Incorporation, as the same may be amended from time to time, or (iii) pursuant to the provisions of any Certificates of Designations filed with respect to any other series of Additional Preferred Stock, and except as set forth in paragraph (B) below, holders of shares of Common Stock, Holders of shares of Series A Preferred Stock and holders of shares of other series of Additional Preferred Stock shall vote together as a single class on all matters required or permitted to be voted upon by the stockholders of the corporation; PROVIDED, HOWEVER, that, notwithstanding anything in this Section VII to the contrary, except as otherwise required under Delaware law and as set forth in paragraph (B) below, following any consolidation or merger in which the Person formed by or surviving such consolidation or merger is other than the corporation, the Holders of shares of Series A Preferred Stock shall no longer be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of such resulting or surviving Person.

          (B) Without the approval of Holders of at least 66 2/3% of the shares of Series A Preferred Stock then outstanding, voting or consenting, as the case may be, as a single class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting called for the purpose, the corporation shall not:

          (i) amend, modify or repeal the Certificate of Designations so as to change the specified designations, rights, preferences, privileges, voting rights or powers of, or restrictions provided for the benefit of, the Series A Preferred Stock; PROVIDED that, the authorization or consummation of (a) any consolidation or merger of the corporation or any successor to the corporation with or into another Person or any sale, transfer, lease or conveyance to another Person of all or substantially all of the assets of the corporation or any successor to the corporation or (b) a transaction which results in the Series A Preferred Stock being converted into or exchanged for or becoming shares of a constituent entity or a resulting entity shall not, in the case of either clause (a) or (b), constitute an amendment, modification or repeal of this Certificate of Designations for purposes of this Section VII(B)(i);

          (ii) reclassify any Junior Securities, Parity Securities or other outstanding Capital Stock of the corporation into any Parity Securities or Senior Securities; or

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                                       13

          (iii) amend the corporation's Certificate of Incorporation so as to materially adversely affect the specified designations, rights, preferences, privileges or voting rights of the Series A Preferred Stock.

          (C) The Holders of at least 66 2/3% of the shares of Series A Preferred Stock then outstanding, voting or consenting, as the case may be, as a single class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting called for the purpose, may waive compliance with any provision of this Certificate of Designations.

          (D) Except where the holders of shares of Common Stock, Holders of shares of Series A Preferred Stock and holders of shares of other series of Additional Preferred Stock shall vote together as a single class, as provided in
Section VII(A) above, in any case in which the Holders of shares of the Series A Preferred Stock shall be entitled to vote pursuant to this Section VII or pursuant to Delaware law, each Holder of shares of Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock held.

          (E) Notwithstanding anything herein to the contrary, (i) the creation, authorization or issuance of any shares of any Capital Stock of the corporation, including any Senior Securities, Parity Securities or Junior Securities, or (ii) the increase or decrease in the amount of authorized Capital Stock of the corporation of any class, including any preferred stock, shall not require the consent of the Holders of Series A Preferred Stock and shall not be deemed to adversely affect the specified designations, rights, preferences, privileges or voting rights of the Series A Preferred Stock

VIII. MUTILATED OR MISSING SERIES A PREFERRED STOCK CERTIFICATES

          If any of the Series A Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and in substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred Stock certificate and indemnity, if requested, satisfactory to the corporation.

IX.  REISSUANCE; NO PREEMPTIVE RIGHTS

          (A) Shares of Series A Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of additional preferred stock other than the Series A Preferred Stock.

          (B) No shares of Series A Preferred Stock shall have any rights of preemption whatsoever as to any securities of Cablevision or the corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities or such warrants, rights or options may be designated, issued or granted.

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                                       14

X.   BUSINESS DAY

          If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day and no further dividends shall accumulate after the day payment was required.

XI.  HEADINGS OF SUBDIVISIONS

          The headings of various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

XII. SEVERABILITY OF PROVISIONS

          If any right, preference or limitation of the Series A Preferred Stock set forth in these resolutions and this Certificate of Designations filed pursuant hereto (as such Certificate of Designations may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in such Certificate of Designations, as amended, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

XIII. NOTICE TO CABLEVISION OR THE CORPORATION

          All notices and other communications required or permitted to be given to Cablevision or the corporation hereunder shall be made by first-class mail, postage prepaid, to Cablevision or the corporation, as applicable, at its principal executive offices (currently located on the date of the adoption of these resolutions at the following address: 1111 Stewart Avenue, Bethpage, New York 11714, Attention: General Counsel). Minor imperfections in any such notice shall not affect the validity thereof.

XIV. LIMITATIONS

          Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any powers, preferences or relative, participating, optional or other special rights other than those specifically set forth in this resolution (as such resolution may be amended from time to time) or otherwise in the Certificate of Incorporation of the corporation.

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                                       15

          IN WITNESS WHEREOF, this Certificate has been signed on this 31st day of January, 2003.

                                         CSC HOLDINGS, INC.


                                         By:
                                             -----------------------------------
                                                Name:  Hank J. Ratner
                                                Title: Vice-Chairman


Attested by:


---------------------------
Name: Victoria D. Salhus
Title: Senior Vice President and
       Deputy General Counsel